FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
July 18, 2005                                     3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                  FX Energy Updates Status of Poland Operations

Salt Lake City, July 18, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported today that the Board of the Polish Oil and Gas Company (POGC), has approved for tender the drilling of the Sroda-5 and Lugi-1 wells. In addition, the Board approved for tender the acquisition of approximately 400 km of 2-D seismic in the Fences I and II areas.

The Sroda-5 well will be drilled southeast of the successful Sroda-4 discovery that was completed earlier this year. The Lugi-1 well will test a pinchout target approximately 9 km east of the Rusocin-1 discovery well that was completed in late 2004. FX Energy owns a 49% interest in the wells; POGC is the operator and owns a 51% interest.

"We are very pleased to be drilling a second well in the Sroda area following our successful Sroda-4 discovery and to be acquiring additional seismic over a number of prospects, including the Winna Gora and Sroda Northeast prospects, that we believe will generate drilling locations for the continued exploration and development in Fences II. In addition, this seismic will cover prospects in the pinchout region of the Fences I area where additional drilling by the Company is also planned for 2006," said David Pierce, president of FX Energy.

The Company expects to sign contracts in August following completion of the tender and to begin field operations in September. Drilling results from both wells are expected later this year.

About FX Energy

FX Energy, Inc., is an independent oil and gas company focused on exploration, development and production opportunities in the Republic of Poland. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.